EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Riverview Financial Corporation Reports Third Quarter and Nine Month 2015 Results

HARRISBURG PA (Marketwired), October 21, 2015 – Riverview Financial Corporation (OTCQX: RIVE) today reported net income of $622,000, or $0.23 per diluted share, for the quarter ending September 30, 2015, compared with net income of $659,000, or $0.25 per diluted share, for the same quarter last year. Net loss for the first nine months of 2015 was ($348,000), or ($0.13) per diluted share, compared with net income of $2.2 million, or $0.82 per diluted share, for the first nine months of 2014. Results for the first nine months of 2015 included previously reported charges associated with a balance sheet restructuring, branch closures, and other efficiency initiatives, while the results for the same period in 2014 included charges associated with merger and integration expenses relating to the Company’s acquisition of Union Bancorp, Inc.

Riverview Financial Corporation (the “Company”) is the bank holding company of Riverview Bank, which operates 12 retail banking offices and provides trust and wealth management services in many Central Pennsylvania markets.

Third Quarter Highlights

•	Excluding non-recurring income and expense items, operating net income was $837,000, or $0.31 per share, for the quarter ending September 30, 2015, compared with $577,000, or $0.21 per share, for the year-earlier period.

•	On September 10, 2015, the Company submitted applications with the FDIC, the Board of Governors of the Federal Reserve System, and the Pennsylvania Department of Banking and Securities seeking approval for the previously announced acquisition of The Citizens National Bank of Meyersdale. Federal Reserve approval was received on October 20, 2015.

•	The net interest margin increased to 3.79% during the third quarter of 2005, an improvement over the second quarter net interest margin of 3.74%.

•	Asset quality remained satisfactory. As of September 30, 2015, non-performing assets were 1.65% of total loans and real estate owned, compared with 1.72% as of December 31, 2014.

•	Riverview paid a quarterly cash dividend of $0.1375 per share on September 30, 2015.

Kirk D. Fox, Chief Executive Officer, commented: “I believe our solid third quarter core earnings results demonstrate that our efficiency initiatives and balance sheet restructuring have positively impacted the Company’s earnings. We remain excited about the upcoming merger with Citizens National Bank and the bright future at Riverview.”

Income Statement Summary

Net interest income for the three months ending September 30, 2015 was $3.8 million, representing an increase of $103,000, or 2.8%, compared with the three months ending June 30, 2015, and representing no change when compared to the same period of 2014. On a consecutive quarter basis, the net interest margin for the third quarter of 2015 remained strong at 3.79%, compared with 3.74% for the second quarter of 2015.

The Company recorded no loan loss provision for the quarter ending September 30, 2015, compared with $126,000 for the same period in 2014, and $450,000 for the second quarter of 2015. Credit quality and trends remain satisfactory, and management believes that the allowance for loan losses is adequate.

Total non-interest income for the third quarter of 2015 was $585,000, which was a $127,000, or a 17.8%, decrease from the third quarter of 2014. Excluding gain (loss) on the sale of investment securities, total non-interest income for the third quarter of 2015 was unchanged when compared with the third quarter of 2014.

Non-interest expense was $3.6 million for the quarter ended September 30, 2015, which was consistent with non-interest expense of $3.6 million for the same period of 2014. Both periods included non-recurring charges: The third quarter 2015 non-interest expense included $433,000 of non-recurring costs relating to restructuring and efficiency initiatives, and third quarter 2014 non-interest expense included $94,000 of merger and integration expenses.

Balance Sheet Summary

As of September 30, 2015, total assets were $452.0 million compared with $436.1 million as of December 31, 2014. Total net loans grew $9.4 million, or 2.8%, to $348.3 million as of September 30, 2015, from $338.9 million as of December 31, 2014. Loan growth continues to be a challenge because credit markets remain highly competitive and Riverview maintains conservative underwriting practices.

Total deposits grew 1.7% during the first nine months of 2015. As of September 30, 2015, the loan-to-deposit ratio was 92%, which suggests that the Company is largely core funded.

Subsidiary bank capital ratios continue to exceed regulatory standards for well-capitalized institutions. Riverview Bank’s Tier 1 leverage ratio was 7.80%, the common equity Tier 1 and Tier 1 risk-based capital ratios were 9.69%, and the total risk based capital ratio was 10.81%. As of the same date, the total shareholder equity-to-total assets ratio was 8.12%.

Asset Quality Summary

Asset quality remained satisfactory as demonstrated by the net charge-off ratio of 0.17% for the quarter ending September 30, 2015. Total non-performing assets, including loans and other real estate owned, were $5.8 million as of September 30, 2015, compared with $5.9 million as of December 31, 2014. The ratio of non-performing assets to total assets was 1.29%, and non-performing loans were 1.35% of total loans as of September 30, 3015. As of the same date, the allowance for loan losses to total loans ratio was 1.13%.

Other

On September 10, 2015, Riverview resubmitted new applications to obtain regulatory approval for its acquisition of The Citizens National Bank of Meyersdale (“CNB”) with the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Pennsylvania Department of Banking. On October 20, 2015, the Federal Reserve gave its approval of the transaction. Management believes consummation of the pending merger with CNB, presuming timely receipt of the remaining regulatory approvals, will occur in the fourth quarter of 2015, consistent with the terms and timelines contained in the definitive merger agreement.

Riverview Financial Corporation, headquartered in Harrisburg, PA, is the bank holding company for Riverview Bank and its operating divisions, Halifax Bank, Marysville Bank, and Riverview Financial Wealth Management. Riverview operates 12 retail banking offices in Dauphin, Berks, Schuylkill, Perry, and Northumberland counties, PA, and a Trust and Wealth Management Office in Schuylkill County. Riverview Financial Corporation’s shares are traded on OTCQX under the symbol RIVE. The Company’s investor relations website can be found at http://riverviewbankpa.com/.

RIVERVIEW FINANCIAL CORPORATION

Consolidated Selected Financial Information

(Dollars in thousands, except per share data)
	As of and for the periods ended
	September 30, 2015 (Unaudited)	December 31, 2014 (Audited)	September 30, 2014 (Unaudited)
Selected Balance Sheet Data:
Total assets	$451,965	$436,146	$434,750
Investment securities available for sale	53,853	48,818	58,858
Total loans, net of allowance	348,314	338,901	325,930
Allowance for loan losses	3,994	3,792	3,501
Net loan charge-offs	248	397	288
Total deposits	378,735	372,262	374,786
Borrowings	30,683	19,500	17,684
Shareholders’ equity	36,720	38,208	38,336
Non-performing loans	4,765	4,888	5,576
Non-performing assets	5,822	5,910	6,612
Common shares outstanding	2,711,258	2,708,840	2,708,840
Book value per common share	$13.54	$14.10	$14.15

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
	2015	2014	2015	2014
Selected Operations Data – Unaudited:
Total interest income	$4,291	$4,331	$12,742	$13,570
Total interest expense	463	504	1,476	1,608

Net interest income before provision for loan losses	3,828	3,827	11,266	11,962
Provision for loan losses	—	126	450	126

Net interest income after provision for loan losses	3,828	3,701	10,816	11,836
Total non-interest income	585	712	1,654	1,910
Total non-interest expense	3,649	3,572	13,567	10,794

Income before taxes	764	841	(1,097)	2,952
Income tax (benefit) expense	142	182	(749)	741

Net income (loss)	$622	$659	($348)	$2,211

Per Share Data - Unaudited:
Net income per share (basic)	$0.23	$0.25	($0.13)	$0.82
Net income per share (diluted)	$0.23	$0.25	($0.13)	$0.82
Cash dividends per common share	$0.1375	$0.1425	$0.41	$0.41

	As of and for the three months ended September 30,		As of and for the nine months ended September 30,
	2015	2014	2015	2014
Performance Ratios:
Return on average total assets	0.55%	0.60%	(0.10%)	0.68%
Return on average total shareholders’ equity	6.75%	6.80%	(1.23%)	7.81%
Net interest spread, tax equivalent	3.71%	3.81%	3.69%	4.06%
Net interest margin, tax equivalent	3.79%	3.89%	3.77%	4.15%
Non-interest income to average assets	0.52%	0.64%	0.50%	0.59%
Non-interest expense to average assets	3.23%	3.23%	4.07%	3.33%
Average loan to average deposit ratio	91.86%	87.53%	92.90%	86.75%
Average interest earning assets to average interest bearing liabilities	119.15%	116.60%	118.25%	116.32%

Asset Quality Ratios:
Non-performing loans to total loans	1.35%	1.69%	1.35%	1.69%
Allowance for loan losses to:
Total loans	1.13%	1.06%	1.13%	1.06%
Non-performing loans	83.83%	62.79%	83.83%	62.79%
Net charge-offs to average loans (annualized)	0.17%	0.00%	0.10%	0.12%
Non-performing assets to total assets	1.29%	1.52%	1.29%	1.52%

CONTACT: For additional information or questions, please contact:

Kirk Fox, Chief Executive Officer

Riverview Financial Corporation

Telephone        (717) 827-4042

Email               kfox@riverviewbankpa.com

Riverview Financial Corporation (the “Corporation”) may, from time to time, make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission (“SEC”), including this press release and in its reports to stockholders, and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; downgrades in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms.

The Corporation cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.